SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 29, 2006

United Western Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Colorado

(State or Other Jurisdiction of Incorporation)

0-21231	84-1233716
(Commission File Number)	(IRS Employer Identification No.)

700 Seventeenth Street, Suite 2100
Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 595-9898

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See Item 5.05 below, which is incorporated herein by reference.

ITEM 5.05 AMENDMENT TO THE REGISTRANT’S CODE OF ETHICS, OR WAIVER OF A PROVISION OF THE CODE OF ETHICS

On September 29, 2006, United Western Bancorp, Inc. (the “Company”) entered into a co-location license agreement (the “Agreement”) with Legent Clearing LLC (“LC”) to share office space with LC located in Thornton, Colorado. The Company will use the office as a business continuity site. The Agreement provides, among other things, for an initial term of seven months at $3,000 per month, and a month-to-month basis thereafter at the same rate. On the same date, United Western Bank, a federal savings bank wholly owned by the Company (the “Bank”), extended a $5 million line of credit (the “Loan”) to Legent Group, LLC (“LG”). LC is a wholly owned subsidiary of LG. Both the Agreement and the Loan were approved by the Company’s Audit Committee (which is responsible for reviewing and approving all related party transactions) because Guy Gibson, the Company’s Chairman of the Board and largest shareholder, founded LC in 2001, is currently a 7% shareholder of LG and serves on LG’s Board of Directors. The Committee determined that the monthly payments to be paid LC pursuant to the Agreement are at market for the space to be used and, accordingly, that the terms of the Agreement are as fair as would have been obtained from an unaffiliated third party. It also determined that the Loan to Legent was fair and equitable and in the best interests of the Company. Based on the foregoing, the Committee determined that it was in the Company’s interests to enter into the Agreement and make the Loan and therefore waived the provisions of the Company’s Business Conduct and Ethics in order to permit the Company to enter into such arrangements.

The foregoing description of the Agreement and the Loan does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement and the Loan, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

ITEM 8.01 OTHER EVENTS

On September 29, 2006, the Company, through its subsidiary, Matrix Tower Holdings, LLC, completed the sale of United Western Financial Center (formerly known as Matrix Financial Center), its high-rise headquarters building located in downtown Denver, Colorado for a purchase price of $27,250,000.00. The proposed sale was disclosed in the Company’s Form 8-K dated August 21, 2006.

In connection with the sale, the Company and the Bank agreed to lease back from the purchaser of the building, via a series of leases covering different portions of the building (collectively, the “Office Lease”) an aggregate of approximately 62,487 square feet of office space in the building for a term of 10 years. In addition, the Company will guarantee third party lease obligations on approximately 23,171 square feet of office space in the building for a period of 10 years (such third parties being former subsidiaries of the Company). The Company estimates that the sale-leaseback transaction will result in an economic gain to the Company of approximately $11.1 million pre-tax. It is currently expected that the Company will recognize the gain at a rate of approximately $1.1 million annually, pre-tax, as a reduction in its lease expense over the 10-year term of the lease in accordance with FASB Statement No. 98. A copy of the press release announcing the sale and the leaseback is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The foregoing description of the Office Lease does not purport to be complete and is qualified in its entirety by reference to the text of the form of Office Lease, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of businesses acquired. Not applicable.

(b) Pro Forma Financial Information. Not applicable.

(c) Shell Company Transactions. Not applicable

(d) Exhibits.

10.1	License Agreement, dated September 29, 2006, between United Western Bancorp, Inc. and Legent Clearing LLC.

10.2	Revolving Loan Agreement, dated September 29, 2006, between United Western Bank and Legent Group, LLC.

10.3	Form of Office Lease Agreement, dated October 1, 2006, between United Western Bank and 700 17th Street Operating LLC.

99.1	Press Release, dated October 4, 2006, regarding the completion of the sale of United Western Financial Center.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 5, 2006

MATRIX BANCORP, INC. By:/s/Theodore J. Abariotes Name: Theodore J. Abariotes Title: Senior Vice President and General Counsel